FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Second Quarter 2013 Results

BAODING, Hebei, China – August 12, 2013 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced unaudited financial results for the second quarter ended June 30, 2013.

Financial Highlights:

US$ million	2Q 2013	YOY Change		1H 2013	YOY Change
Revenue	33.0	-7.0%		52.8	-24.5%
Revenue excluding PM1*	33.0	17.0%		52.8	-3.9%
Corrugating medium paper	20.6	-4.6%		33.2	-18.3%
Offset printing paper	11.3	-6.9%		17.7	-31.6%
Digital photo paper	1.2	-35.8%		1.9	-44.9%
Gross profit	6.1	5.4%		7.7	-42.9%
Gross margin	18.5%	2.2	pp	14.6%	-4.7	pp
Corrugating medium paper	20.0%	4.0	pp	15.6%	-4.8	pp
Offset printing paper	15.8%	0.5	pp	13.1%	-3.8	pp
Digital photo paper	16.5%	-9.2	pp	11.6%	-14.0	pp
Operating income	5.2	2.2%		6.0	-49.6%
Net income	3.7	1.3%		4.0	-52.3%
EBITDA	7.1	-1.4%		9.4	-40.9%

Note:

*PM1 suspended operation since 31 December 2012 for modernization

Pp represents percentage points.

Key Highlights for Second Quarter 2013:

•	Secured RMB150 million (approximately US$24 million) financing arrangement to fund new tissue business expansion
•	Construction of tissue paper production facility on schedule
•	Maintain 2013 net income and EPS guidance

Chairman and Chief Executive Officer of Orient Paper, Mr. Zhenyong Liu commented, “We are pleased to report that our businesses have started to recover with production ramping up steadily from the previous quarter and the decline in raw material costs. As a result, the Company’s overall profitability has improved even though the economic environment remains challenging.”

Mr. Liu added, “Our expansion into the tissue paper segment is also progressing well. The construction works in the Wei County Economic Development Zone site is on schedule to be completed by the end of 2013, and we have successfully obtained the $24 million financing arrangement, which reflects creditable rating of Orient Paper as a Company especially in the midst of tight credit conditions in China. This financing will provide adequate working capital for the later stage of the expansion plan critical to driving our mid to long term business growth.”

Mr. Liu concluded, “Orient Paper is committed to establish a track record for solid financial performance. With product prices gradually stabilizing, we reiterate our commitment to meeting our 2013 guidance.

Financial Review:

Quarter ended June 2013 Financial Results compared with quarter ended June 2012

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 2Q 2013 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	55,025	-5.8%	20.6	-4.6%	374	1.4%
Offset Printing Paper	16,424	-1.2%	11.3	-6.9%	686	-5.8%
Digital Photo Paper	311	-36.4%	1.2	-35.8%	3,870	1.0%

Revenue

Total Revenue in the second quarter of 2013 was $33.0 million, decreased 7.0% from $35.5 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP decreased 4.6% to $20.6 million, representing 62.3% of total revenue. The decrease was mainly due to the suspension of operation of CMP production line PM1 for modernization since the end of 2012.
-	Volumes sold were down 5.8% to 55,025 tonnes, which were solely produced from PM6. No CMP was produced from PM1, which contributed 20,269 tonnes to the second quarter 2012 sales revenue.
-	ASP increased 1.4% year-over-year to $374/tonne, as the downward pressure in the Chinese packaging paper industry started to ease off.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 6.9% to $11.3 million, representing 34.1% of total revenue. The decrease is mainly attributable to the decline of the ASP in the second quarter of 2013.
-	Volumes sold were down 1.2% to16,424 tonnes.
-	ASP decreased 5.8% year-over-year to $686/tonne.

Digital Photo Paper

-	Revenue from digital photo paper decreased 35.8% to $1.2 million, representing 3.6% of total revenue.
-	Volumes sold dropped 36.4% to 311 tonnes, resulting from the suspension of night-time operations that started since October 2012, due to intensifying restrictions from government urban planning officials and rising pressure from the residential community, owing to the increasing presence of residential buildings in the neighborhood.
-	ASP increased 1.0% year-over-year to $3,870/tonne.

Cost of Sales

Cost of Sales in the second quarter of 2013 was $26.9 million, down 9.4%, primarily due to the decrease of revenue and declining raw material cost during the quarter. Costs per tonne for CMP went down by 3.6% to $299, due to the drop of the recycled paperboard cost correlated to the sudden decline in price of the imported recycled paper, which is a result of the Chinese government’s “Green Fence” policy lifting the import standards for all recycled materials. The policy has been implemented since February and will be in force till the end of 2013.

Gross Profit

Gross profit in the second quarter of 2013 was $6.1 million, up 5.4% from $5.8 million for the second quarter of 2012. The improvement was mainly due to the decline of raw materials costs and a slight increase of ASP for CMP.

Overall gross margin in the second quarter of 2013 was 18.5%, up from16.3% for the second quarter of 2012. Gross profit margins for CMP, offset printing paper and digital photo paper for the second quarter of 2013 were 20.0%, 15.8% and 16.5%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $0.9 million for the second quarter of 2013, up 29.2% from $0.7 million for the second quarter of 2012.The increase was mainly due to land lease payment for the Wei County industrial park facilities, which was not present until the fourth quarter of 2012.

Income from Operations & Operating Margin

Income from operations was $5.2 million for the second quarter of 2013, up 2.2% from$5.1 million for the second quarter of 2012, primarily due to the increased gross profit margin. Operating margin improved to 15.8% from 14.4% a year ago, as well as 3.8% from the previous quarter.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $7.1 million, down 1.4% from $7.2 million. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

Net Income

Net income was $3.7 million, up 1.3% from $3.6 million. Basic and diluted earnings per share for the second quarter of 2013 were $0.20, compared to $0.20 for the corresponding period of 2012.

Cash, Liquidity and Financial Position

As of June 30, 2013, cash and cash equivalents were $22.5 million, compared to $13.1 million at the end of 2012.In the second quarter of 2013,Orient Paper generated net cash flow from operating activities of $9.1 million, representing a decrease of 34.1%, from $13.9 million for the corresponding period of 2012.

Working capital was $19.3 million at the end of June 30, 2013. Short-term debt was $4.0 million, and long-term debt was $30.3 million, of which $24.5 million are long-term obligations under capital lease. As of June 30, 2013, shareholders’ equity totaled $149.7 million, compared to $142.8 million at the end of 2012.

Operations and Business Updates

PM6 ramp up on track

The average utilization rate in the second quarter of 2013 was 61.1%, compared to 36.8% in the previous quarter. The Company will continue to focus on the ramp up of PM6 in the second half of 2013 to achieve the goal of an average utilization rate of 70% by the end of fiscal 2013.

PM1 Modernization Plan

As announced earlier, Orient Paper has voluntarily shut down PM1 as part of its facility upgrade plan. The modernization will transform PM1 into a more energy-efficient production line, producing higher quality and higher profit margin products. The management is evaluating the feasibility of different options for the modernization, including the possibility of moving the location of the production line from Baoding to the Wei County industrial park, the site of the new household/tissue paper production facilities.

Tissue Paper Expansion on schedule

Orient Paper has started building the factory and other infrastructures for the household/tissue paper production facilities located in the Wei County Economic Development Zone in Hebei Province since mid- February this year. The building of the factory is set to be ready by the end of the third quarter for the installation of PM8, the first 15,000 tonnes-per-year production line. Installation of PM8 is targeted for completion by the end of the second quarter of 2014.

Relocation and sale of headquarters estate

As announced separately today, in order to comply with the recent Xushui County urban development plan mandates to develop the area where the Company’s Headquarters Compound is located into residential area, the Company’s Audit Committee and the Board of Directors have approved the sale of the land use rights of the Headquarters Compound, the office building and all industrial-use buildings (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng Real Estate Development Co. Ltd. (“Hebei Fangsheng”) on August 7, 2013 for a total sales prices of $8.23 million.

In connection with the sale, Hebei Fangsheng agrees to lease the Industrial Buildings back to Orient Paper for a term up to three years, while the Company explores different options to relocate its office and Digital Photo Paper workshop for PM4 and PM5.

The net proceeds from the sale were approximately $7.84 million and are expected to be used to fund the Company’s household and tissue paper business expansion.

Government continued to push for industry efficiency and environment conservation

Following the Ministry of Industry and Information Technology’s (“MIIT”) April 2013 announcement to retire a total of 4.6 million tonnes of old and inefficient paper production capacities in China, the Hebei Province also announced in May its target to close 2.15 million tonnes of paper production capacities in 2013. In July, the MIIT released its list for the first phase of the 2013 closures for 6.2 million tonnes in the country, with 0.9 million tonnes of such capacities located in the Hebei Province. This has led to the expectation in the market that the actual closures for 2013 may eventually exceed the earlier announced target plan. While this will curb surplus capacity, several industry analysts view that paper ASPs are not likely to recover significantly for the rest of the year.

As a leading player in the fragmented North China packaging paper segment, Orient Paper is committed to both efficiency and environmental conservation, and believes it is well positioned to take advantage of the mandatory closures to increase market share and further establish its leadership in the industry consolidation.”

Full Year 2013 Guidance

The Company is maintaining its guidance on most of the financial KPI or metrics, including net income and earnings per share, for the full year of 2013. Revenues for the full year are expected to be in the range of between $117 million and $129 million, gross profit to be between $17 million and $19 million, net income to be between $9 million and $10 million, and basic and diluted earnings per share to be between $0.51 and $0.56.

Conference Call

The Company will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Tuesday, August 13, 2013, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	2212 4989

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	2212 4989

The replay will be archived for fourteen days following the earnings announcement until August 27, 2013.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1*	Corrugating medium paper	150,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under renovation or under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended June 30		For the Six Months Ended June 30
	2013	2012	2013	2012
Net income	$3.6	$3.6	$4.0	$8.3
Add: Income tax	1.3	1.3	1.1	3.1
Add: Net interest expense	0.2	0.2	0.4	0.4
Add: Depreciation and amortization	2.0	2.1	3.9	4.1
EBITDA	$7.1	$7.2	$9.4	15.9

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED

JUNE 30, 2013 AND 2012

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$33,038,512	$35,521,672	52,785,168	69,930,671

Cost of Sales	(26,940,117)	(29,736,008)	(45,056,536)	(56,391,835)

Gross Profit	6,098,395	5,785,664	7,728,632	13,538,836

Selling, general and administrative expenses	(886,556)	(686,130)	(1,773,722)	(1,730,802)

Income from Operations	5,211,839	5,099,534	5,954,910	11,808,034

Other Income (Expense):
Interest income	35,796	5,994	54,789	10,710
Interest expense	(252,393)	(220,761)	(478,718)	(425,635)

Income before Income Taxes	4,995,242	4,884,767	5,530,981	11,393,109

Provision for Income Taxes	(1,339,106)	(1,273,977)	(1,571,790)	(3,100,628)

Net Income	3,656,136	3,610,790	3,959,191	8,292,481

Other Comprehensive Income:

Foreign currency translation adjustment	2,236,487	92,341	3,200,061	761,834

Total Comprehensive Income	$5,896,623	$3,703,131	7,159,252	9,054,315

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.20	$0.20	0.21	0.45
Weighted Average Number of Shares Outstanding – Basic and Fully Diluted	18,456,995	18,459,775	18,458,377	18,453,754

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2013 AND DECEMBER 31, 2012

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

Current Assets
Cash and cash equivalents	$22,488,260	$13,140,288
Restricted cash	-	1,585,138
Accounts receivable (net of allowance for doubtful accounts of $63,324 and $57,643 as of June 30, 2013 and December 31, 2012, respectively)	3,150,784	2,836,335
Inventories	13,452,703	15,104,101
Prepayments and other current assets	4,409,472	5,401,705

Total current assets	43,501,219	38,067,567

Prepayment on property, plant and equipment	1,477,354	1,445,645
Property, Plant, and Equipment	147,298,914	122,391,456
Deferred tax asset	982,681	941,646

Total Assets	$193,260,168	$162,846,324

Current Liabilities
Short-term bank loans	$4,049,763	$3,962,844
Current portion of long-term debt from credit union	5,855,958	4,168,912
Current obligations under capital lease	8,206,234	-
Accounts payable	1,193,562	1,012,906
Security deposit from related party	1,099,198	1,075,606
Notes payable	-	3,170,276
Accrued payroll and employee benefits	499,274	292,638
Other payables and accrued liabilities	2,219,276	1,262,284
Income taxes payables	1,088,358	1,255,457

Total current liabilities	24,211,623	16,200,923

Loan from credit union	-	1,561,361
Loan from a related party	2,366,020	2,315,239
Deferred gain on sale-leaseback	758,257	-
Long-term obligations under capital lease	16,243,120	-

Total liabilities	43,579,020	20,077,523

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,456,900 and 18,459,775 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	18,457	18,460
Additional paid-in capital	46,119,820	46,135,975
Statutory earnings reserve	5,963,960	5,963,960
Accumulated other comprehensive income	15,527,500	12,327,439
Retained earnings	82,051,411	78,322,967

Total stockholders’ equity	149,681,148	142,768,801

Total Liabilities and Stockholders’ Equity	$193,260,168	$162,846,324

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND DECEMBER 31, 2012

	Six Months Ended
	June 30,
	2013	2012

Cash Flows from Operating Activities:
Net income	$3,959,191	$8,292,481
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,921,450	4,050,749
Allowance for/ (recovery from) bad debts	4,370	(16,875)
Stock-based expense for service received (reversed)	(16,158)	378,065
Deferred tax	(20,155)	-
Changes in operating assets and liabilities:
Accounts and notes receivable	(253,929)	806,855
Prepayments and other current assets	1,508,193	594,872
Inventories	1,961,617	1,478,010
Accounts payable	156,755	(2,045,625)
Notes payable	(3,205,385)	-
Accrued payroll and employee benefits	199,139	(73,871)
Other payables and accrued liabilities	1,125,684	1,247,500
Income taxes payable	(192,567)	(829,437)

Net Cash Provided by Operating Activities	9,148,205	13,882,724

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	(24,231,749)	(4,263,157)
Refund of prepayment for purchase of property, plant and equipment	-	3,111,240
Purchases of property, plant and equipment	(161,148)	(10,245,764)
Proceeds from disposal of property, plant and equipment	-	-

Net Cash Used in Investing Activities	(24,392,897)	(11,397,681)

Cash Flows from Financing Activities:
Proceeds from related party loans	779,386	500,000
Repayment of related party loans	(779,386)	(700,000)
Proceeds from bank loans	-	1,979,696
Proceeds from sale-leaseback financing	24,158,461	-
Repayments of bank loans	-	(2,058,884)
Payment of lease obligation	(1,348,571)	-
Release of restricted cash	1,602,693	-
Dividend paid	(230,747)	(230,747)

Net Cash Provided by/ (Used in) Financing Activities	24,181,836	(509,935)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	410,828	18,138

Net Increase in Cash and Cash Equivalents	9,347,972	1,993,246

Cash and Cash Equivalents - Beginning of Period	13,140,288	4,165,446

Cash and Cash Equivalents - End of Period	$22,488,260	$6,158,692

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$135,556	$357,974
Cash paid for income taxes	$1,784,515	$3,930,064

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